Exhibit 10.3

Änderungsvertrag zum Arbeitsvertrag
Dieser Änderungsvertrag zum Arbeitsvertrag ("Änderungsvertrag") wird zwischen
Healthways, Inc., einer Delaware Corporation (der "Gesellschaft")
und
Peter Choueiri
(dem "leitenden Angestellten")
abgeschlossen und tritt
zum 2 September, 2014 in Kraft.

Amendment to Employment Contract
This Amendment to the Employment Agreement ("Amendment"), is entered into by and between
Healthways, Inc., a Delaware corporation
(the "Company"),
and
Peter Choueiri
(the "Executive")
and shall be effective September 2, 2014.

Präambel

Die Gesellschaft und der leitende Angestellte haben am 1. Januar 2012 den Arbeitsvertrag ("Vertrag") abgeschlossen;  und die Gesellschaft und der leitende Angestellte möchten bestimmte Bedingungen des Vertrages ändern.
Vor diesem Hintergrund vereinbaren die Parteien sich wie folgt rechtlich zu binden:

WHEREAS, the Company and Executive entered into the Employment Agreement, dated January 1, 2012 ("Agreement"); and
WHEREAS, the Company and Executive desire to amend certain provisions of the Agreement;
NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

I.LAUFZEIT UND URLAUB

Ziffer II des Vertrages wird insgesamt wie folgt ersetzt:
 Die Laufzeit des Arbeitsverhältnisses des leitenden Angestellten nach diesem Vertrag (die "Laufzeit") beginnt am 1. Januar 2012 ("Einstellungstermin") und endet am 31. Dezember 2019 ("Date of Expiration"). Der leitende Angestellte hat Anspruch auf dreißig (30) Arbeitstage Urlaub pro Jahr.

I.TERM AND VACATION

Section II of the Agreement is replaced in its entirety with the following:
The term of employment of the Executive pursuant to this Agreement ("Term") shall commence on January 1, 2012 (the "Starting Date"), and shall expire December 31, 2019 ("Date of Expiration").  The Executive shall be entitled to thirty (30) working days vacation per year.

II.VERGÜTUNG

Ziffer V des Vertrages wird geändert, indem die Unterabsätze V.A, V.B und V.C insgesamt durch wie folgt ersetzt werden:
A.Grundgehalt

1.Das Grundgehalt des leitenden Ange-stellten beträgt bis zum 31. Dezember 2014 325.000 Euro brutto jährlich.

II.COMPENSATION

Section V of the Agreement shall be amended by replacing sub-sections V.A, V.B, and V.C in their entirety with the following:
A.Base Salary

1.The Executive's base salary until December 31, 2014, shall be 325,000 Euros gross annually.

2.Ab dem 1. Januar 2015 und für den Rest der Laufzeit beträgt das Grundgehalt des leitenden Angestellten 500.000 Euro brutto jährlich.	2.Effective January 1, 2015, and for the remainder of the Term, the Executive's base salary shall be 500,000 Euros gross annually.
3.Das jeweils aktuelle Grundgehalt wird als "Grundgehalt" definiert.	3.The base salary effective at any time is defined as the "Base Salary".
4.Das Grundgehalt abzüglich aller Bank-gebühren ist zahlbar in monatlich gleichen Teilzahlungen gemäß der üblichen Gehaltsabrechnungsverfahren der Gesell-schaft und unterliegt sämtlichen anfallenden Steuern und Einbehalten.

4.The Base Salary shall be payable net of all bank fees in monthly equal installments in accordance with the Company's normal payroll practices and is subject to all proper taxes and withholding.
5.Für eine Kündigung der Gesellschaft aus wichtigem Grund im Jahr 2014 gilt das Grundgehalt 2014 als Basis für die Berechnung sämtlicher Abfindungsan-sprüche. Für sämtliche sonstigen Kün-digungen des Arbeitsverhältnisses des leitenden Angestellten zu irgendeiner Zeit während der Laufzeit gilt das Grundgehalt 2015 als Grundgehalt für die Berechnung sämtlicher, nach diesem Vertrag an den leitenden Angestellten zu zahlender Abfindungsbeträge.

5.For a termination by the Company for cause in 2014, the 2014 Base Salary shall be the basis for determining all severance amounts.  For all other terminations of the Executive's employment at any time during the Term, the 2015 Base Salary shall be the Base Salary rate used in determining all severance amounts payable to the Executive hereunder.

B.Bonusplan. Die folgenden Regelungen stellen den "Bonusplan" des leitenden Angestellten dar:

1.Im Jahr 2014 ist der leitende Angestellte berechtigt, einen jährlichen Bonus von 50% seines Grundgehalts gemäß dem Bonusplan des Jahres 2014 der Gesellschaft zu erhalten.

B.Bonus Plan. The following shall constitute the Executive's "Bonus Plan".

1.For 2014, the Executive is entitled to receive an annual bonus of 50% of his Base Salary in accordance with the Company's 2014 annual bonus program.

2.Ab dem 1. Januar 2015 und für den Rest der Laufzeit des Vertrages hat der leitende Angestellte Anspruch auf	2.Effective January 1, 2015, and for the remainder of the Term of the Agreement, the Executive is entitled to receive an annual bonus of
a.Eine Bonuszahlung in Höhe von 30% seines dann gültigen Grundgehalts, wenn der leitende Angestellte bestimmte Zielvorgaben, die jährlich durch den CEO und den leitenden Angestellten festzulegen sind, erreicht.

a.at target, being 30% of his then effective Base Salary when the Executive achieves certain performance targets to be established annually by the CEO and the Executive.

b.eine Bonuszahlung in Höhe von 25% seines Grundgehalts bei Erreichung der Zielvorgabe, wenn Healthways International jährliche Performance-Größen, die jährlich durch den CEO und den leitenden Angestellten auf Basis eines Maßstabs von Minimum, Zielvorgabe und Maximum festzulegen sind, erreicht. Beispielsweise kann eine Performance-Größe das jährliche EBITDA für Healthways International sein.

b.at target, being 25% of his Base Salary when Healthways International achieves annual performance metrics to be established annually by the CEO and the Executive based on a scale of minimum, target, and maximum.  For example, a metric can be annual EBITDA for Healthways International.

c.für jedes Jahr, in dem die Leistungs-messung für den jährlichen Bonus oder die Zielvorgaben des leitenden Angestellten nicht festgelegt und/oder vereinbart werden (z.B. im Falle einer ordentlichen Kündigung) stehen dem leitenden Angestellten die  jährlichen Bonuszahlungen wie in Ziffer V.B.2 beschrieben zu.

c.For any year that the annual bonus performance measure or the Executive's performance target is not established and/ or agreed (for example, in the event of a termination without cause), the Executive shall be entitled to the annual bonuses as described in this Section V.B.2 at target.

C.Langfristige Leistungsprämien

Das folgende stellt die "Langfristige Leistungsprämien" des leitenden Angestellten dar:
1.     Für das Jahr 2014 hat der leitende Angestellte eine langfristige Leistungsprämie in Höhe von 850.000 USD (achthundertfünfzigtausend US Dollar) erhalten. Die langfristige Leistungsprämie wird gewährt in der Form von Restricted Stock Units (Belegschaftsaktien mit Sperrfrist) und Performance Stock Units (leistungsabhängige Aktienbezugsrechte).

C.Long Term Incentive Awards

The following shall constitute the Executive's "Long Term Incentive Awards":
1.For 2014, the Executive has received a Long Term Incentive Award in the amount of $850,000 (eight hundred fifty thousand US Dollars).  The Long Term Incentive Award is in the form of restricted stock units and performance stock units.

2.     Ab dem 1. Januar 2015 und bis zum Date of Expiration hat der leitende Angestellte Anspruch auf Restricted Stock Units ("RSUs") in fest bestimmter Höhe von jährlich 25% seines dann gültigen Grundgehalts im Einklang mit dem Incentive Plan 2014.

2.Effective January 1, 2015, and until the Date of Expiration , the Executive is entitled to receive an annual grant of equity in the form of restricted stock units ("RSUs") in a fixed amount of 25% of his then effective Base Salary in accordance with the 2014 Incentive Plan.

3.     RSUs können nach Ermessen der Gesellschaft entweder in bar oder in Aktien beglichen werden. Diese Leistungen erfolgen zu dem Zeitpunkt, zu dem die Gesellschaft ihren leitenden Angestellten im Allgemeinen langfristige Leistungsprämien gewährt. Die Anzahl von RSUs, die pro Jahr zu gewähren ist, ist wie folgt zu berechnen: Wert der Leistungsprämie geteilt durch den Schlusspreis der Aktien der Gesellschaft am Zuteilungstag.

3.RSUs may be settled in cash or in stock as determined by the Company.  Such grants will be made at the time the Company makes long term incentive award grants to its officers generally.  The number of RSUs to be granted each year shall be determined by dividing the value of the award by the closing price of the Company's stock on the grant date.

III.KÜNDIGUNG DES VERTRAGES Ziffer VI des Vertrages wird geändert, indem Ziffern VI.D und VI.E insgesamt durch den folgenden Text ersetzt werden, und durch Aufnahme einer neuen Ziffer VI.I wie folgt:	III.TERMINATION OF AGREEMENT Section VI of the Agreement shall be amended by replacing Sections VI.D and VI.E in their entirety with the following and by adding a new Section VI.I as follows:
D.      Ordentliche Kündigung durch die Gesellschaft

1.Das Arbeitsverhältnis des leitenden Angestellten kann durch den Vorstand auf Empfehlung des CEO jederzeit ordentlich (ohne wichtigen Grund) durch Zustellung einer schriftlichen Kündigungserklärung an den leitenden Angestellten gekündigt werden.

D.By the Company Without Cause

1.The Executive's employment may be terminated by the Board upon recom-mendation of the CEO at any time without cause by delivery of a written notice of termination to the Executive.

2.Wenn das Arbeitsverhältnis des leitenden Angestellten nach dieser Ziffer (D) gekündigt wird, so hat der leitende Angestellte Anspruch auf:	2.If the Executive's employment is terminated under this Section (D), the Executive shall be entitled to receive:
a. das gesamte Grundgehalt, sämtliche Leistungen, Boni und langfristige Leistungsprämien, die dem leitenden Angestellten bis zum Wirksamkeitsdatum zustehen.	a.all Base Salary, benefits, bonus and incentive payments due to the Executive through the Effective Date.
b.  ab dem Wirksamkeitsdatum (i) sämtliche Zahlungen aus dem Bonusplan des leitenden Angestellten bis zum Date of Expiration (einschließlich) wie in Ziffer V.B des Vertrages beschrieben und (ii) einen Betrag, der dem Grundgehalt des leitenden Angestellten entspricht, ebenso wie Leistungen ; all dies wird  an den leitenden Angestellten in regelmäßigen Abständen zu den gewöhnlichen Gehaltsabrechnungster-minen bezahlt ab dem Wirksamkeitsdatum bis zum Date of Expiration.

b.on and after the Effective Date, (i) the Executive's Bonus Plan through and including the Date of Expiration as described in Section V.B of the Agreement and (ii) an amount equal to the Executive's Base Salary as well as benefits; all provided to the Executive periodically at the regular payroll dates commencing as of the Effective Date until the Date of Expiration.

c.  sämtliche Zahlungen aus der langfristigen Leistungsprämie gemäß Ziffer V.C des Vertrages bis zum Date of Expiration. Alle RSUs, die gewährt wurden und die vor dem Wirksamkeitsdatum nicht übergegangen sind, gehen unverzüglich auf den leitenden Angestellten über. Für sämtliche RSUs, die die langfristige Leistungsprämie darstellen und die vor dem Wirksamkeitsdatum nicht gewährt wurden, gilt, dass die Gesellschaft diese RSUs nach ihrer Wahl durch Aktien oder in bar am Wirksamkeitsdatum begleichen kann. Wenn die RSUs in bar ausbezahlt werden, so hat der leitende Angestellte Anspruch auf einen Barbetrag, der dem Wert der gesamten langfristigen Leistungsprämie, die zum Wirksamkeitsdatum noch nicht gewährt wurde, entspricht. Sämtliche dieser Beträge sind an den leitenden Angestellten in einer Einmalzahlung oder in regelmäßigen Abständen (nach Wahl der Gesellschaft) zu den üblichen Gehaltsabrechnungsterminen zu zahlen, und zwar ab dem Wirksamkeitsdatum bis zum Date of Expiration.

c.all of the Long Term Incentive Awards as described in Section V.C of the Agreement until the Date of Expiration.  All RSUs that have been granted and that have not vested prior to the Effective Date shall immediately vest.  For all RSUs comprising the Long Term Incentive Awards that have not been granted prior to the Effective Date, the Company may settle such RSUs in stock or in cash at the Company's election on the Effective Date.  If the RSUs are settled in cash, the Executive shall be entitled to an amount in cash that is equivalent to the value of all such Long Term Incentive Awards that have not been granted as of the Effective Date.  Any such amounts shall be paid to the Executive in a lump sum or periodically (at the Company's election) at the regular payroll dates commencing as of the Effective Date until the Date of Expiration.

d.  Sämtliche offenen Aktien-optionen, Belegschaftsaktien, Restricted Stock Units und sonstige nicht ausübbaren Eigenkapitalprämien (einschließlich etwaiger Baranteile solcher Prämien), die vor dem Tag dieser Änderungsverein-barung gewährt wurden, werden durch diesen Änderungsvertrag nicht berührt und unterliegen hinsichtlich ihres Übergangs und/oder ihrer Ausübung während ihrer fest-gelegten Laufzeiten ausschließlich den Bedingungen der jeweiligen Prämien-vereinbarungen.

d.all outstanding stock options, restricted stock, restricted stock units and any unvested equity incentives (including any cash portion of such incentives) granted before the date of this Amendment are not affect-ted by this Amendment and shall vest and/or remain exercisable for their stated terms solely in accordance with the terms of the respective award agreements.

e. Zusätzlich gilt das nachvertragliche Wettbewerbsverbot einschließlich der jeweiligen Zahlung gemäß Ziffer IX unten.	e.In addition, the post-contractual non-compete including the respective payment as per Section IX. below applies.
E.Kündigung durch den leitenden Ange-stellten aus triftigem Grund

1.Das Dienstverhältnis des leitenden Angestellten kann von dem leitenden Angestellten durch Übergabe einer schriftlichen Mitteilung seiner Kündigung innerhalb von sechzig (60) Tagen nach Eintritt einer der nachfolgenden Gründe gekündigt werden. Jeder dieser Gründe begründet einen "triftigen Grund" für eine Kündigung:

E.By the Executive for Good Reason

1.The Executive's employment may be terminated by the Executive by written notice of his resignation delivered within sixty (60) days after the occurrence of any of the following events, each of which shall constitute "Good Reason" for resignation:

a.eine Anweisung des Unternehmens, den leitenden Angestellten an einen Standort zu versetzen, welcher mehr als fünfundzwanzig (25) Meilen von dem Büro liegt, in welchem der leitende Angestellte seine vertraglich bestehenden Pflichten zum Zeitpunkt einer solchen Versetzung ausübt. Im Sinne dieses Vertrages ist der Standort des leitenden Angestellten München, Deutschland;

a.requirement by the Company to relocate the Executive to a location that is greater than twenty-five (25) miles from the location of the office in which the Executive performs his duties hereunder at the time of such relocation. For the purpose of this Agreement, the location of the Executive is Munich, Germany;

b.wenn in Zusammenhang mit einem Change of Control der Nachfolger (natürliche oder juristische Person) oder das Board die Pflichten aus diesem Vertrag nicht mehr beachtet oder dem leitenden Angestellten keinen Anstellungsvertrag anbietet, welcher Bestimmungen enthält, die im wesentlichen vergleichbar zu diesem Vertrag oder ansonsten für den leitenden Angestellten zufriedenstellend sind, und welcher von dem leitenden Angestellten unterzeichnet wird; oder

b.in connection with a Change in Control, a failure by the successor person or entity, or the Board, either to honor this Agreement or to present the Executive with an employment agreement containing provisions substantially similar to this Agreement or otherwise satisfactory to the Executive and which is executed by the Executive; or

c.eine wesentliche Reduzierung des Titels des leitenden Angestellten oder eine wesentliche und nachteilige Änderung des Status und der Verantwortung des leitenden Angestellten oder die Übertragung von Pflichten und Verantwortung an den leitenden Angestellten, welche im wesentlichen nicht dem Status und der Verantwortung des leitenden Angestellten entsprechen;

c.a material reduction in the Executive's title, or a material and adverse change in Executive's status and responsibilities, or the assignment to Executive of duties or responsibilities which are materially inconsistent with Executive's status and responsibilities;

d.wenn im Zusammenhang mit einen Change of Control sich das Vorgesetztenverhältnis zum CEO von Healthways ändert, oder	d.in connection with a Change of Control, the Executive's reporting relationship is changed from the CEO of Healthways, or
e.ein wichtiger Grund für eine außeror-dentliche Kündigung nach deutschem Recht.	e.a reason for cause ("außerordentliche Kündigung") as per German law.
2.    Der leitende Angestellte hat dem Unternehmen innerhalb von sechzig (60) Tagen nach Auftreten eines der in den obigen Unterabsätzen (a), (b), (c) oder (d) genannten Ereignissen (die "Ereignisse eines triftigen Grundes") schriftlich seine Absicht zu kündigen mitzuteilen. Das Unternehmen hat danach sechzig (60) Tage (die "Behebungsfrist") um das/ die Ereignis(se) eines triftigen Grundes zu beseitigen; in diesem Fall hat dann der leitende Angestellte nicht mehr das Recht aus triftigem Grund zu kündigen. Falls das Unternehmen scheitert das/die Ereignis(se) eines triftigen Grundes vor Ablauf der Behebungsfrist zu beseitigen, kann der leitende Angestellte aus triftigem Grund kündigen und erhält die Leistungen, die nachstehend beschrieben sind, sofern die Kündigung aus triftigem Grund innerhalb von dreißig (30) Tagen nach Ablauf der Behebungsfrist erfolgt, anderenfalls wird davon ausgegangen, dass auf das Recht aus triftigem Grund zu kündigen verzichtet wurde. Im Falle des Unterabsatzes (e) erfolgt die Kündigung aus triftigem Grund sofort und mit sofortiger Wirkung. Falls der leitende Angestellte aus triftigem Grund, wie in diesem Abschnitt (E) definiert, kündigt, hat der leitende Angestellte einen Anspruch auf:

2.The Executive shall give the Company written notice of his intention to resign for Good Reason (stating the reason therefore) within sixty (60) days after the occurrence of one of the events stated in subparagraphs (a), (b), (c), or (d) above (the "Good Reason Events") and the Company shall have sixty (60) days (the "Cure Period") thereafter to rescind the Good Reason Event(s), in which event the Executive no longer shall have the right to resign for Good Reason. If the Company fails to rescind the Good Reason Event(s) before the expiration of the Cure Period, then the Executive may resign for Good Reason and receive the benefits described below so long as the resignation for Good Reason occurs within thirty (30) days following the expiration of the Cure Period, otherwise the right to resign on the basis of that Good Reason Event(s) shall be deemed to have been waived. In case of subparagraph (e) the resignation for Good Reason occurs immediately and with immediate effect.  If the Executive resigns for Good Reason as defined in this Section (E) the Executive is entitled to receive:

a.  das gesamte Grundgehalt, sämtliche Leistungen, Boni und langfristige Leistungsprämien, die dem leitenden Angestellten bis zum Wirksamkeitsdatum zustehen; im Falle einer Kündigung gemäß Unterabsatz 1 (e) dieser Ziffer VI.E wird der hypothetische Wirksamkeitsdatum im Falle der Einhaltung einer Kündigungsfrist berücksichtigt.

a.all Base Salary, benefits, bonus and incentive payments due to the Executive under this Agreement through the Effective Date;  In case of a resignation according to sub-paragraph 1(e) of this Section VI.E, the hypothetical Effective Date in case of an observance of a notice period shall be taken into account.

b.  zum oder nach dem Wirksamkeitsdatum (i) sämtliche Zahlungen aus dem Bonusplan des leitenden Angestellten bis zum Date of Expiration (einschließlich) wie in Ziffer V.B des Vertrages beschrieben und (ii) einen Betrag, der dem Grundgehalt des leitenden Angestellten entspricht ebenso wie  Leistungen an Arbeitnehmer; all dies wird  an den leitenden Angestellten in regel-mäßigen Abständen zu den gewöhnlichen Gehaltsabrechnungsterminen bezahlt, jeweils ab dem Wirksamkeitsdatum bis zum Date of Expiration.

b.on and after the Effective Date, (i) the Executive's Bonus Plan through and including the Date of Expiration as described in Section V.B of the Agreement and (ii) an amount equal to the Executive's Base Salary as well as benefits, all provided to the Executive periodically at the regular payroll dates commencing as of the Effective Date until the Date of Expiration.

c.  sämtliche Zahlungen aus der langfristigen Leistungsprämie gemäß Ziffer V.C des Vertrages bis zum Date of Expiration. Alle RSUs, die gewährt wurden und die vor dem Wirksamkeitsdatum nicht übergegangen sind, gehen unverzüglich auf den leitenden Angestellten über. Für sämtliche RSUs, die die langfristige Leistungsprämie darstellen und die vor dem Wirksamkeitsdatum nicht gewährt wurden, gilt, dass die Gesellschaft diese RSUs nach ihrer Wahl durch Aktien oder in bar am Wirksamkeitsdatum begleichen kann. Wenn die RSUs in bar ausbezahlt werden, so hat der leitende Angestellte Anspruch auf einen Barbetrag, der dem Wert der gesamten langfristigen Leistungsprämie, die zum Wirksamkeitsdatum noch nicht gewährt wurde, entspricht. Sämtliche dieser Beträge sind an den leitenden Angestellten in einer Einmalzahlung oder in regelmäßigen Abständen (nach Wahl der Gesellschaft) zu den üblichen Gehaltsabrechnungsterminen zu zahlen, und zwar ab dem Wirksamkeitsdatum bis zum Date of Expiration.

c.all the Long Term Incentive Awards as described in Section V.C of the Agreement until the Date of Expiration.  All RSUs that have been granted and that have not vested prior to the Effective Date shall immediately vest.  For all RSUs that comprise the Long Term Incentive Awards that have not been granted prior to the Effective Date, the Company may settle such RSUs in stock or in cash at the Company's election on the Effective Date.  If the RSUs are settled in cash, the Executive shall be entitled to an amount in cash that is equivalent to the value of all such Long Term Incentive Awards that have not been granted as of the Effective Date.  Any such amounts shall be paid to the Executive in a lump sum or periodically (at the Company's election) at the regular payroll dates commencing as of the Effective Date until the Date of Expiration.

d.  Sämtliche offenen Aktien-optionen, Belegschaftsaktien, Restricted Stock Units und sonstige nicht ausübbaren Eigenkapitalprämien (einschließlich etwaiger Baranteile solcher Prämien), die vor dem Tag dieser Änderungsverein-barung gewährt wurden, werden durch diesen Änderungsvertrag nicht berührt und unterliegen hinsichtlich ihres Übergangs und/oder ihrer Ausübung während ihrer fest-gelegten Laufzeiten ausschließlich den Bedingungen der jeweiligen Prämien-vereinbarungen.

d.all  outstanding stock options, restricted stock, restricted stock units and any  unvested equity incentives (including any cash portion of such incentives) granted before the date of this Amendment are not affected by this Amendment and shall vest and/or remain exercisable for their stated terms solely in accordance with the terms of the respective award agreements.

e. Zusätzlich gilt das nachvertragliche Wettbewerbsverbot einschließlich der jeweiligen Zahlung gemäß Ziffer IX unten.	e.In addition, the post-contractual non-compete including the respective payment as per Section IX. below applies.
I.Beendigung dieses Vertrages.

1.      Spätestens (12) Monate vor dem Date of Expiration werden die Parteien in redliche Vertragsverhandlungen eintreten, um die Laufzeit dieses Vertrages zu verlängern. Wenn die Parteien sich nicht auf eine Verlängerung der Laufzeit einigen können, so wird die langfristige Leistungsprämie gemäß Ziffer V.C dieses Vertrages, die vor dem Date of Expiration noch nicht  ausübbar war, in der selben Weise ausübbar, als ob der leitende Angestellte kündigen würde, um in den Ruhestand zu gehen, wie dies in den jeweiligen  "Award Agreements" beschrieben ist. Die Zahlung des Bonusplans für 2019 erfolgt zu der Zeit, zu der die Gesellschaft Bonuszahlungen an ihre leitenden Angestellten allgemein vornimmt, und in keinem Fall später als im April 2020.

I.Expiration of this Agreement.

1.At least twelve (12) months before the Date of Expiration, the parties shall enter into good faith negotiations to extend the Term of this Agreement.  Should the parties not reach agreement to extend the Term, the Long Term Incentive Awards as described in Section V.C of this Agreement that have not vested prior to the Date of Expiration, shall vest in the same manner as if the Executive were terminating this Agreement by reason of retirement as described in the respective award agreements. Payment of the Bonus Plan for 2019 will be made at the time the Company makes bonus payments to its officers generally and in any event no later than April 2020.

2.    Sollte die Gesellschaft sich entscheiden, die Wettbewerbsbeschränkungen nach Ziffer IX des Vertrages im Zeitraum nach dem normalen Ablauf dieses Vertrages (d.h. im Zeitraum nach dem Date of Expiration) durchzusetzen, so hat die Gesellschaft den leitenden Angestellten von dieser Entscheidung in Kenntnis zu setzen, und ist in diesem Fall verpflichtet, die in Ziffer IX vorgesehenen zusätzlichen Zahlungen zu leisten und der leitende Angestellte hat Anspruch auf Weiterzahlung von Zuschüssen zur privaten Kranken-versicherung und einen Firmenwagen für den Zeitraum, währenddessen die Gesellschaft die Wettbewerbsbeschränkungen des Vertrages durchsetzt.

2.Should the Company elect to enforce the non-compete provisions of Section IX of the Agreement in the period following the natural expiration of this Agreement (that period that is after the Date of Expiration), the Company shall notify Executive of its election and in such case shall make the additional payments required by Section IX and the Executive shall be entitled to continue receiving contributions to the private health insurance and the benefit of a company car for any such period that the Company elects to enforce the non-compete provisions of the Agreement.

IV.      WIDERSPRÜCHE

Im Falle eines Widerspruchs zwischen den Bedingungen eines "Award Agreements" und den Bedingungen dieses Änderungsvertrages im Hinblick auf den Vertragsgegenstand dieses Änderungsvertrages gelten vorrangig die Bestimmungen dieses Änderungsvertrages.

IV.CONFLICTS

In the event of a conflict between the provisions of any award agreement and the provisions of this Amendment with respect to the subject matter of this Amendment, the provisions of this Amendment shall govern to the extent of such conflict.

V.      ZUSÄTZLICHE ZAHLUNGEN

Die Parteien sind sich einig, dass die Gesellschaft die Option hat, die Wettbewerbsbeschränkungen der Ziffer IX des Vertrages durchzusetzen und für den Fall, dass die Gesellschaft diese Wettbewerbs-beschränkungen durchsetzt, hat sie den leitenden Angestellten über diese Entscheidung zu informieren; in diesem Fall hat die Gesellschaft die weiteren Zahlungen gemäß Ziffer IX zu leisten und der leitende Angestellte hat Anspruch auf Weiterzahlung von Zuschüssen zur privaten Krankenversicherung und einen Firmenwagen für den Zeitraum, währenddessen die Gesellschaft die Wettbewerbsbeschränkungen dieses Vertrages durchsetzt.

V.ADDITIONAL PAYMENTS

The parties agree that the Company has the option to enforce the non-compete provisions of Section IX of the Agreement and in the case that the Company elects to enforce such provisions, it shall notify Executive of its election and in such case the Company shall make the additional payments required by Section IX and the Executive shall be entitled to continue receiving contributions to the private health insurance and the benefit of a company car for any such period that the Company elects to enforce the non-compete provisions of this Agreement.

VI. ENTRICHTUNG DER STEUERN Ziffer VI. (G) 3., Entrichtung der Steuern, wird vollständig gestrichen.	VI.EXCISE TAX PAYMENT Section VI (G) 3., Excise Tax Payment, is deleted in its entirety.

ZU URKUND DESSEN, haben die Parteien diesen Änderungsvertrag mit Wirkung zum oben genannten Datum unterzeichnet.	IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of date set forth above.

Place, Date	Place, Date

/s/ Peter Choueiri	/s/ Ben R. Leedle, Jr.
Peter Choueiri	Healthways, Inc.